                                                                   Exhibit 10.50


                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                                   AND 240.24B-2


                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT (this "AGREEMENT") is made as of this 7th day of July, 2003 (the "EFFECTIVE DATE"), by and between I.D.M. Immuno-Designed Molecules S.A., a company organized under the laws of France ("IDM") with a capital of [...***...] euros, and Epimmune Inc., a corporation organized under the laws of DelawaRE ("EPIMMUNE"). Epimmune and IDM may each be referred to herein individually as a "PARTY" and collectively, as the "PARTIES."

      WHEREAS, Epimmune owns certain patent rights and know-how as described herein; and

      WHEREAS, IDM desires to obtain a license under Epimmune's rights in such patent rights and know-how on the terms and subject to the conditions of this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

      1.1 "AAA" shall have the meaning set forth in Section 12.3.

      1.2 "ADDITIONAL RIGHTS" shall have the meaning set forth in Section 2.2.1.

      1.3 "AFFILIATE" shall mean, with respect to either Party, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Party. For purposes of this Section 1.3, "control" of another Person means possession, directly or indirectly, of more than 50% of the voting stock or other ownership interest of such Person or the power to direct or cause the direction of the management and policies of such Person.

      1.4 "BLA" shall mean Biologic License Application or any equivalent successor application or equivalent application in other countries or jurisdictions in the Territory.

      1.5 "COMMERCIAL LAUNCH" shall mean, with respect to a Licensed Product and a given country, the first sale of such Licensed Product to a Third Party in such country once Regulatory Approval therefore and therein has been obtained.

      1.6 "CONFIDENTIAL INFORMATION" shall mean any confidential or proprietary information of a Party or its Affiliates, including, without limitation, any information relating to


                                               *CONFIDENTIAL TREATMENT REQUESTED
any compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such Party or its Affiliates, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, including, without limitation, trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, biological materials, marketing plans, strategies, forecasts and customer and contact lists. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, the Licensed Technology and the Epimmune Improvements shall be deemed the Confidential Information of Epimmune, the IDM Improvements shall be deemed the Confidential Information of IDM and the Joint Improvements shall be deemed the Confidential Information of both Epimmune and IDM.

      1.7 "EPIMMUNE IMPROVEMENTS" shall have the meaning set forth in Section 7.1.2.

      1.8 "FDA" shall mean the United States Food and Drug Administration or any successor entity.

      1.9 "FIELD OF USE" shall mean (i) ex vivo cell therapy and (ii) ex vivo cell therapy for the prevention and treatment of cancer for the peptides for which Epimmune is a licensee.

      1.10 "GMP" shall mean current good manufacturing practices under FDA rules and regulations.

      1.11 "GROSS SALES" means the gross amount invoiced by IDM, its Affiliates and/or its Sublicensees for sales of a Licensed Product to Third Parties.

      1.12 "IDM IMPROVEMENTS" shall have the meaning set forth in Section 7.1.2.

      1.13 "IMPROVEMENT" shall mean any patentable invention or discovery that constitutes an enhancement, improvement or modification to the Licensed Patent Rights (or, if the Peptide Option is exercised, the Additional Rights) and is owned by or licensed to a Party (with the right to license or sublicense) during the term of this Agreement, and any and all patents and patent applications covering such invention or discovery, and any corresponding foreign counterparts thereof, and all patents issuing thereon (including utility, model and design patents and certificates of invention), including any division, continuation, continuation-in-part or substitution of any such patent application, and any reissue, extension, confirmation, registration, re-examination or inventor's certificate of any such patent, together with any corresponding foreign counterparts of the foregoing.

      1.14 "JAPAN OPTION" shall have the meaning set forth in Section 2.3.

      1.15 "JOINT IMPROVEMENTS" shall have the meaning set forth in Section
7.1.2.

      1.16 "LICENSE" shall have the meaning set forth in Section 2.1.

      1.17 "LICENSED KNOW-HOW" shall mean all inventions, discoveries, trade secrets, experience, data, sequence information, formulas, computer models, procedures, results, Licensed Materials and assays, and any Epimmune Improvements, owned by or licensed to


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

Epimmune (with the right to license or sublicense) as of the Effective Date or during the Option Period, that are not included in the Licensed Patent Rights, but which are necessary or useful to IDM for the commercial exploitation of the Licensed Patent Rights in the Field of Use and which are not generally publicly known. Licensed Know-How shall specifically include, but not be limited to, reagents, peptides manufactured in accordance with GMP and cell lines for the purpose of immunomonitoring.

      1.18 "LICENSED MATERIALS" shall mean the antigens listed on Appendix A hereto.

      1.19 "LICENSED PATENT RIGHTS" shall mean the patents and patent applications listed on Appendix B hereto and any patent or patent applications included in the Epimmune Improvements owned by or licensed to Epimmune (with the right to license or sublicense) and Epimmune's interest in any Joint Improvements as of the Effective Date or during the Option Period, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, patents of addition, divisions and renewals of the foregoing, all letters patent granted thereon, and all reissues, confirmations, counterparts, reexaminations and extensions thereof and if the Peptide Option is exercised, the Additional Rights for which the Peptide Option has been exercised.

      1.20 "LICENSED PRODUCT" shall mean any product that contains, incorporates or uses any Specified Peptide(s) or Licensed Know-How or the manufacture, use or sale of which would, but for the License, infringe the Licensed Patent Rights.

      1.21 "LICENSED TECHNOLOGY" shall mean, collectively, the Licensed Patent Rights and Licensed Know-How.

      1.22 "LOSSES" shall have the meaning set forth in Section 8.1.1.

      1.23 "NET SALES" shall mean the invoiced sales price of any Licensed Product billed by IDM or its Affiliates or Sublicensees to Third Parties, less the following amounts to the extent included in the invoiced sales price: (a) credits, discounts and rebates to, and chargebacks from the account of, such Third Parties for any spoiled, damaged, out-dated, rejected or returned product;
(b) actual shipping and handling, freight and insurance costs incurred in transporting such product in final form to such Third Parties; (c) quantity and trade discounts; [...***...] and (e) sales, use, value-added and other taxes or governmental chargeS incurred in connection with the exportation or importation of such product in final form.

      1.24 "OPTION PERIOD" shall have the meaning set forth in Section 2.2.2.

      1.25 "PHASE III CLINICAL TRIALS" shall mean those trials on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and supporting Regulatory Approval of such drug or label expansion of such drug, as further defined in Federal Regulation 21 C.F.R. 312.21.

      1.26 "PEPTIDE OPTION" shall have the meaning set forth in Section 2.2.1.


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      1.27 "PERSON" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

      1.28 "PHS" shall have the meaning set forth in Section 2.1.

      1.29 "PHS EPITOPE" shall have the meaning set forth in Section 2.1.

      1.30 "PHS LICENSE AGREEMENT" shall have the meaning set forth in Section 2.1.

      1.31 "PHS LICENSE PROVISIONS" shall mean Paragraphs 5.01-5.02, 8.01, 10.01-10.02, 12.05 and 13.07-13.08 of the PHS License Agreement, such provisions being attached as Appendix E hereto.

      1.32 "RECEIVING PARTY" shall have the meaning set forth in Section 6.2.

      1.33 "REGULATORY APPROVAL " shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of health/regulatory authorities or any country, federal, state or local regulatory agency, department, bureau or other government entity that is legally required or necessary from an economic point of view for the manufacture, use, storage, import, transport and/or sale of a Licensed Product in such jurisdiction.

      1.34 "SPECIFIED PEPTIDES" shall have the meaning set forth in Section
2.2.1.

      1.35 "SUBLICENSEE" shall have the meaning set forth in Section 2.5.1.

      1.36 "TERRITORY" shall mean worldwide, except Japan, but subject to
Section 2.3.

      1.37 "THIRD PARTY" shall mean any Person other than Epimmune, IDM and their respective Affiliates.

      1.38 "Transfer Price" shall mean the invoiced sales price of any Licensed Product billed by IDM or its Affiliates to Sublicensees.

      1.39 "VALID PATENT CLAIM" shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                    ARTICLE 2
                            LICENSE AND OPTION GRANT

      2.1 LICENSE GRANT. Epimmune hereby grants to IDM a non-exclusive, royalty bearing license to make and have made (including the right to make derivatives) and to use the Licensed Technology and to make, have made, use, sell, offer for sale and import Licensed

Products in the Field of Use in the Territory during the term of this Agreement (the "LICENSE"). The License shall be sublicensable as provided in Section 2.5. IDM acknowledges that the License includes rights with respect to an epitope (the "PHS Epitope") licensed by Epimmune from the National Institutes of Health, the Centers for Disease Control and Prevention, or the

Food and Drug Administration (collectively, "PHS") pursuant to a Patent License Agreement dated February 1, 2002, as may be amended (the "PHS LICENSE AGREEMENT"). IDM agrees that with respect to the PHS Epitope, the obligations of Epimmune under the PHS License Provisions shall be binding upon IDM as if IDM were a party to the PHS License Agreement. Upon termination or expiration of the PHS License Agreement pursuant to the terms of Article 13 of the PHS License Agreement, Epimmune shall provide IDM notice of such termination or expiration. Upon receipt of such notice of expiration or termination of the PHS License Agreement, IDM may (i) elect to become a direct licensee of PHS with respect to the PHS Epitope by providing notice to PHS, subject to approval by PHS and contingent upon IDM's acceptance of the remaining provisions under the PHS License Agreement or (ii) terminate only the portion of the License with respect to the PHS Epitope and, in either case, the PHS Epitope and all patents and applications included in the PHS License Agreement shall cease to be Licensed Materials and Licensed Patent Rights under this Agreement.

      2.2 PEPTIDE LICENSE OPTION.

            2.2.1 Epimmune hereby grants to IDM a non-exclusive option (the "PEPTIDE OPTION") to include under the License any or all of the peptides listed on APPENDIX C hereto (the "SPECIFIED PEPTIDES"), together with all associated patents and patent applications listed on APPENDIX D, as applicable, and any corresponding foreign counterparts thereof, and all patents issuing thereon (including utility, model and design patents and certificates of invention), including any division, continuation, continuation-in-part or substitution of any such patent application, and any reissue, extension, confirmation, registration, re-examination or inventor's certificate of any such patent, together with any corresponding foreign counterparts of the foregoing (collectively, the "ADDITIONAL RIGHTS"). Epimmune agrees that it shall not enter into any agreement or arrangement that would limit Epimmune's right to sublicense the Additional Rights to IDM pursuant to the Peptide Option.

            2.2.2 IDM may exercise a Peptide Option at any time during the period beginning on the Effective Date and ending on the earlier of (a) the date that is [...***...] from the Effective Date or (b) [...***...] from enrollment of the first patient in IDM's first clinical trial relating to a Licensed Product (collectively, the "OPTION PERIOD"). IDM may exercise the Peptide Option on a peptide-by-peptide basis with respect to one or more Specified Peptides by providing written notice to Epimmune describing the Specified Peptides together with the payment described in Section 2.2.3. Upon the exercise of the Peptide Option during such Option Period and payment of the specified amount to Epimmune, the term "LICENSED PATENT RIGHTS" will include the Additional Rights for which the Peptide Option has been exercised.

            2.2.3 Upon exercise of a Peptide Option, IDM shall pay to Epimmune a non-refundable license fee of [...***...] for each Specified Peptide, payable within 30 days of the date on which the applicable option notice is delivered to Epimmune.


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                                       5
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      2.3 JAPAN OPTION. Epimmune hereby grants to IDM an irrevocable option (the
"JAPAN OPTION") to include Japan in the Territory. The Japan Option may be exercised at any time during the [...***...] by providing written notice to Epimmune together with payment of [...***...]. Upon the exercise of the Japan Option and payment of the specified amount to Epimmune, the term "Territory" will automatically include Japan.

      2.4 NEW PEPTIDE SEQUENCES. Epimmune may upon its sole discretion offer for license to IDM any new peptide sequence together with all associated patents and patent applications owned or licensed by Epimmune. The terms and conditions of such license shall be negotiated in good faith by the Parties if and when IDM is interested.

      2.5 SUBLICENSES.

            2.5.1 Subject to this Section 2.5, IDM shall have the right to grant sublicenses (without the right to further sublicense) under the License to Affiliates and corporate partners (e.g. Sanofi Synthelabo S.A.) or licensees to whom IDM has licensed or also licenses its own technology for use in conjunction with such sublicense (a "SUBLICENSEE"). IDM shall deliver an unredacted copy of each sublicense agreement to Epimmune promptly after execution of the sublicense agreement. Each sublicense agreement shall be consistent with the terms and conditions of this Agreement. Furthermore, any sublicense agreement shall not relieve IDM of its obligations to Epimmune under this Agreement.

            2.5.2 In the event that the sublicense agreement between IDM and a Sublicensee includes a license of the PHS Epitope, IDM agrees that the sublicense agreement shall:

                  (a) Provide that the obligations to PHS under the Applicable PHS License Provisions shall be binding upon such Sublicensee, with respect to the PHS Epitope, as if such Sublicensee were a party to the PHS License Agreement; and

                  (b) Have attached as an appendix the PHS License Provisions.

            2.5.3 If this Agreement terminates for any reason, any Sublicensee shall automatically become a direct licensee of Epimmune with respect to the rights originally sublicensed to it by IDM, provided such Sublicensee did not cause the termination of this Agreement and assumes the responsibilities of IDM hereunder, including, without limitation, the making of payments and reports directly to Epimmune and the remedying of any breach by IDM of this Agreement, to the extent reasonably practicable.

                                    ARTICLE 3
                           LICENSE FEES AND ROYALTIES

      3.1 LICENSE FEES. In consideration for the License, IDM shall pay to Epimmune non-refundable license fees as follows:

            3.1.1 [...***...] upon execution of the term sheet related to this Agreement (Epimmune hereby acknowledges that it has already received such payment); and


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                                       6

            3.1.2 [...***...] upon the sooner of (i) execution of this Agreement or (ii) February 7th 2003 (Epimmune hereby acknowledges that it has already received such payment).

      3.2 MILESTONE PAYMENTS.

            3.2.1 As further consideration for the License, IDM shall pay Epimmune non-refundable milestone payments in cash in the following amounts upon the occurrence of each of the following events with respect to any Licensed Product developed by IDM or its Affiliates or Sublicensees; provided, that each milestone payment shall be made only once and upon the first occurrence of such milestone for the first Licensed Product for which such milestone is achieved:

MILESTONE                           MILESTONE PAYMENT
[...***...]                         [...***...]
[...***...]                         [...***...]
[...***...]                         [...***...]
[...***...]                         [...***...]

            3.2.2 IDM shall notify Epimmune within 30 days of the occurrence of any milestone event and Epimmune shall provide IDM with an invoice requesting payment. IDM shall make sure milestone payment within 30 days of receipt of such invoice from Epimmune.

      3.3 SUCCESS FEE. In further consideration of the License, at the end of the [...***...] following Commercial Launch of a Licensed Product, IDM shall pay Epimmune, the greater of the following (a) [...***...] or (b) [...***...] of each Licensed Product for the [...***...] and [...***...] complete calendar years following COMMERCIAL Launch of a Licensed Product. Such payment shall be made within 60 days of the end of the fourth complete calendar year following Commercial Launch of a Licensed Product.

      3.4 ROYALTIES.

            3.4.1 Percentage / Audit :

                  (a) In further consideration for the License, during the term of the Agreement and subject to IDM marketing the Licensed Product, IDM shall pay to Epimmune a royalty of [...***...] of Net Sales for each Licensed Product.

                  (b) In further consideration for the License, during the term of the Agreement and subject to IDM licensing the marketing and sale of the Licensed Product to a Sublicensee, IDM shall pay to Epimmune a royalty based on [...***...] and equivalent to [...***...] of Net Sales of each LiceNSEd Product. Epimmune shall be entitled to verify each [...***...] that such royalty on IDM's Transfer Price for ThE Licensed Product is equivalent to [...***...] of Net Sales of the Licensed Product.


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                  (c) Epimmune shall be entitled to payments from IDM, according to section 3.4.1 (a) and (b) on a [...***...] basis. Payments shall occur on the last business day of [...***...] and [...***...], by wire transfer to a bank account specified by Epimmune. A statement of Transfer Price payments received by IDM during a given [...***...] shall be attached to the corresponding royalty payment from IDM to Epimmune. IDM shall maintain accurate books and records which enable the calculation of all amounts payable the previous [...***...] to be verified. IDM shall keep a specific accounting, with all corresponding evidences, of all necessary documents to evaluate due amounts. Upon thirty days' prior notice to the other party, independent accountants selected jointly by the parties may have access to IDM's books and records during normal business hours to conduct a review and audit, for the purpose of verifying the accuracy of IDM's payments in compliance with the Agreement. Audits and reviews shall be at Epimmune's expense; however, in the event an inspection reveals underpayment of [...***...] percent [...***...] or more in any [...***...], IDM shall pay tHE
COSTS OF the inspection and promptly pay to Epimmune any underpayment with interest from the date such amounts were due, at the prime rate reported by the Chase Manhattan Bank, New York.

            3.4.2 In the event IDM becomes obligated to pay royalties to a Third Party for patent rights or technology utilized in or with a Licensed Product, IDM may deduct [...***...] of the royalties paid TO such Third Party from the royalties owing to Epimmune under Section 3.4.1 for such Licensed Product; provided, however, the royalty amounts paid to Epimmune pursuant to Section
3.4.1 may not be reduced by more than an aggregate of [...***...] pursuant to the reductions permitted in this Section 3.4.2.

      3.5 ISSUANCE OF PATENT RIGHTS. The Parties agree that, in the event that the scope of the issued claims of any patent(s) resulting from a pending patent application(s) included in the Licensed Patent Rights are significantly less protective than the scope of the claims of such pending patent application(s), i.e. do not protect the Licensed Material used in any Licensed Product, as of the Effective Date, the Parties shall in good faith negotiate to determine whether [...***...] for any Licensed Product which is covered by suCH patent(s), and not by any other Licensed Technology then included under the License, are appropriate under the circumstances (taking into account the provisions of Section 3.4.2).

                                    ARTICLE 4
                         ROYALTY REPORTS AND ACCOUNTING

      4.1 REPORTS. IDM and its Affiliates shall keep complete and accurate records in sufficient detail to properly reflect all Gross Sales, Net Sales and Transfer Price of IDM and its Affiliates to Sublicensees and Third Parties and to enable the royalties payable hereunder to be determined. IDM shall provide such a royalty report to Epimmune within 30 days of the end of each [...***...] in which royalties are due to EpimmunE hereunder.

      4.2 AUDITS.

            4.2.1 Upon the written request of Epimmune, and not more than once in each [...***...], IDM and its AffiliaTES shall permit a reasonably acceptable independent certified


                                               *CONFIDENTIAL TREATMENT REQUESTED
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public accounting firm selected by Epimmune, at Epimmune's expense, to have access during normal business hours to such of the records of IDM and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. In addition, IDM will include in each sublicense agreement with a Sublicensee a requirement that, upon the written request of IDM, and not more than once in each [...***...], such Sublicensee shall permit a reasonably acceptable independent certified public accounting firm selected by IDM, to have access during normal business hours to such of the records of such Sublicensee as may be reasonably necessary to verify the accuracy of the royalty reports hereunder and under such sublicense agreement; provided that, if IDM does not exercise its rights under such sublicense agreement with a Sublicensee, Epimmune shall have the rights set forth in the first sentence of this Section 4.2.1 to audit the records of such Sublicensee. The accounting firm (and any accounting firm used by IDM to audit Sublicensee records) shall disclose to Epimmune only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

            4.2.2 If such accounting firm concludes that additional royalties were owed during such period, IDM shall pay the additional royalties, together with interest thereon in accordance with Section 5.5, within 30 days of the date Epimmune delivers to IDM such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Epimmune; provided however, if the audit discloses that the royalties payable by IDM for the audited period are more than [...***...] of the royalties actually paid for sUCH period, then IDM shall pay the reasonable fees and expenses charged by such accounting firm.

                                    ARTICLE 5
                                    PAYMENTS

      5.1 PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under Article 4 above shall be due and payable within 30 days of IDM's receipt of an invoice from Epimmune for payment of such royalties. Payment of royalties in whole or in part may be made in advance of such due date. Milestone payments shall be due and payable in accordance with Section 3.2.

      5.2 PAYMENT METHOD. All payments by IDM to Epimmune under this Agreement shall be paid in United States dollars, and all such payments shall be made by check or bank wire transfer in immediately available funds to such account as Epimmune shall designate before such payment is due. All amounts payable under this Agreement will first be calculated in the currency of sale and then converted into United States dollars and all reports submitted pursuant to
Section 4.1 shall include both calculations. The buying rates involved for the currency of the United States into which the currencies involved are being exchanged shall be the arithmetic averages of the rates quoted by the Western Edition of the Wall Street Journal at the close of business on the last business day of each calendar month of the applicable royalty period. In the event that such publication no longer publishes such rates, another financial publication mutually agreed upon by the Parties shall be substituted or one shall be chosen by an investment banker/analyst mutually agreed upon by the Parties.


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      5.3 EXCHANGE CONTROL. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold, payment shall be made through such lawful means or methods as Epimmune shall request.

      5.4 WITHHOLDING TAXES. In the event that IDM is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Epimmune due to the laws of such country or collect and/or pay any sales, use, excise or value added taxes, such amount shall be deducted from the payment to be made by IDM, and IDM shall notify Epimmune and promptly furnish Epimmune with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

      5.5 LATE PAYMENT. In the event that any payment under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of 1.0% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Epimmune from exercising any other rights it may have as a consequence of the lateness of such payment.

                                    ARTICLE 6
                                 CONFIDENTIALITY

      6.1 CONFIDENTIAL INFORMATION. During the term of this Agreement and for a period of [...***...] thereafter, each Party will maintain in confidence all Confidential Information of the other Party. Neither Party will use, disclose or grant use of the other Party's Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement from its employees, agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect its own Confidential Information to obligate such employees, agents and consultants not to disclose or make any unauthorized use of the other Party's Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

      6.2 EXCEPTIONS. Confidential Information shall not include any information which the receiving Party (the "Receiving Party") can prove by competent written evidence:

            6.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

            6.2.2 is known by the Receiving Party at the time of receiving such information, as evidenced by its records;

            6.2.3 is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure;


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            6.2.4 is independently discovered or developed by the Receiving
Party without the use of Confidential Information belonging to the disclosing Party; or

            6.2.5 is the subject of a written permission to disclose provided by the disclosing Party.

      6.3 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

            6.3.1 regulatory filings;

            6.3.2 prosecuting or defending litigation;

            6.3.3 complying with applicable court orders or governmental regulations;

            6.3.4 conducting research and development as permitted by this Agreement; and

            6.3.5 disclosure to Affiliates, Sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

      Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 6.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or its local equivalent or as otherwise required by law.

      6.4 TERMS OF THIS AGREEMENT. Except as otherwise provided in Section 6.2 or 6.3 above, Epimmune and IDM shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. However, each Party may disclose the existence and terms of this Agreement without the other Party's approval to the extent such Party concludes, after consulting with its legal advisors, that it is required by any local, state or federal rule, regulation, statute or law relevant to the activities undertaken pursuant to this Agreement or applicable to either of the Parties with respect to any matters set forth herein or by any applicable stock exchange or trading market to disclose this Agreement or the terms hereof.

      6.5 PRESS RELEASE. Notwithstanding the provisions of this Article 6, the Parties agree that a press release announcing the matters covered by this Agreement shall be issued in a form agreed upon by the Parties on a date and at a time mutually agreed upon by the Parties, and either


                                       11
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Party may publicize the existence and general subject matter of this Agreement consistent with such press release without the other Party's approval.

                                    ARTICLE 7
                          INTELLECTUAL PROPERTY RIGHTS

      7.1 Ownership of Inventions.

            7.1.1 Inventorship of inventions shall be determined in accordance with the rules of inventorship under United States patent law.

            7.1.2 All right, title and interest in and to any Improvements that are (a) authorized or made by, on behalf of or at the request of IDM shall be the sole property of IDM ("IDM IMPROVEMENTS"), (b) authorized or made by, on behalf of or at the request of Epimmune shall be the sole property of Epimmune ("EPIMMUNE IMPROVEMENTS"), and (c) made jointly by IDM and Epimmune shall be the joint property of IDM and Epimmune ("JOINT IMPROVEMENTS"). Each Party may freely practice any Joint Improvements outside the Field of Use.

            7.1.3 IDM shall grant to Epimmune a [...***...], worldwide, [...***...] license to any IDM Improvements thaT directly incorporate any peptides or cell lines that are included in the Licensed Know-How and/or patentable improvements or modifications to the Licensed Patents Rights for all uses. Such license shall be negotiated in good faith by the Parties. Epimmune may sublicense its rights under the license to its Affiliates and Third Parties to whom Epimmune also licenses its own technology in conjunction with such sublicense. IDM shall promptly notify Epimmune in writing of any IDM Improvements licensed to Epimmune under this Section. For clarification, this
Section 7.1.3 does not apply to any IDM proprietary technology and improvements thereto that are owned or licensed by IDM other than pursuant to the terms of this Agreement. In particular this section 7.1.3 does not apply to any IDM Improvements that constitute a product and/or process and/or an application using the Licensed Materials.

            7.1.4 Except as provided in Section 7.1.2, ownership of inventions, discoveries, developments and improvements conceived or reduced to practice in the course of activities conducted under this Agreement, and all patent applications, patents and other intellectual property rights with respect to the foregoing shall be determined in accordance with inventorship (i.e., a Party shall solely own all inventions, discoveries, developments and improvements conceived or reduced to practice solely by its employees or agents, and the Parties shall jointly own all such inventions, discoveries, developments and improvements conceived or reduced to practice jointly by their respective employees or agents).

      7.2 Prosecution and Maintenance.

            7.2.1 Epimmune shall own all right, title and interest in, and shall have the sole right to control the preparation, filing, prosecution and maintenance of the patents and patent applications included in the Licensed Patent Rights at its own expense. Epimmune shall keep IDM advised on a yearly basis of the status of the actual and prospective patent filings included in the Licensed Patent Rights, including, without limitation, the filing of any patent application or


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grant of any patent. Epimmune undertakes to use [...***...] efforts for the prosecution and maintenance of the patents and patent applications included in the Licensed Patent Rights.

            7.2.2 IDM shall own all right, title and interest in, and shall have the sole right to control the preparation, filing, prosecution and maintenance of the patents and patent applications included in the IDM Improvements at its own expense. IDM shall keep Epimmune advised on a regular basis of the status of the actual and prospective patent filings included in the IDM Improvements, including, without limitation, the filing of any patent application or grant of any patent.

            7.2.3 In case of Joint Improvements, the Parties shall negotiate in good faith which Party is in charge of controlling the prosecution, grant and maintenance of patents and patent applications included in the Joint Improvements, using patent counsel reasonably acceptable to the other Party, provided that the controlling Party shall provide the other Party with the opportunity to review and comment on filings and other actions with respect to such patents and patent applications included in Joint Improvements. IDM and Epimmune shall share equally all costs incurred in connection therewith. The controlling Party shall inform the other Party at regular intervals, or on request, about the status of joint patent applications or joint patents for which it is responsible. In the event that the controlling Party elects not to file a patent application or decides to abandon any pending application or granted patent included in Joint Improvements in any country, the controlling Party shall provide adequate notice to the other Party and give the other Party the opportunity to file or maintain such application or patent at its own expense, and all rights, title and interest in such application or patent for such country shall thereupon be assigned to the other Party.

      7.3 COOPERATION. Each Party shall make available to the other Party or its authorized attorneys, agents, consultants or representatives, if available, such information necessary or appropriate to enable the appropriate Party (at the appropriate Party's cost and expense) to file, prosecute and maintain patent applications and resulting patents with respect to Epimmune Improvements, IDM Improvements and any Joint Improvements, for a period of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

      7.4 INFRINGEMENT BY A THIRD PARTY.

            7.4.1 Each Party shall notify the other Party of any infringement by a Third Party known to such Party of any patent rights included in the Licensed Patent Rights or any Joint Improvements and shall provide the other Party with the available evidence, if any, of such infringement.

            7.4.2 Epimmune shall have the sole right, at its discretion, to prosecute any and all infringements of any Licensed Patent Rights or Joint Improvements in or outside the Field of Use.

      7.5 INFRINGEMENT OF A THIRD PARTY'S RIGHTS. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third


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Party. IDM shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by IDM's activities at its own expense and by counsel of its own choice, and Epimmune shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Epimmune shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Epimmune's activities at its own expense (subject to Section 8.1.1) and by counsel of its own choice, and IDM shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 7.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

      7.6 INSURANCE. During the term of this Agreement, IDM, at its own expense, shall maintain product liability insurance in amounts consistent with industry standards for claims and actions which might be taken against it in connection with this Agreement. IDM shall provide upon Epimmune written request a certificate of insurance evidencing such coverage.

                                    ARTICLE 8
                                    INDEMNITY

      8.1 INDEMNITY.

            8.1.1 IDM hereby agrees to save, defend, indemnify and hold harmless Epimmune and its officers, directors, employees, consultants and agents from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys' fees ("LOSSES"), to which any of them may become subject as a result of any claim, demand, action or proceeding by any Third Party to the extent such Losses arise out of (i) the research, development, manufacture, use or sale by IDM, its Affiliates or Sublicensees of Licensed Products, (ii) the conduct of any research and development by IDM, its Affiliates or Sublicensees, including, without limitation, clinical trials, conducted with respect to the Licensed Products, (iii) a breach by IDM of any of its representations and warranties contained in Article 9, (iv) any material breach by IDM of this Agreement, (v) any Licensed Product, or (vi) the gross negligence or willful misconduct of IDM, its Affiliates or Sublicensees in performance of this Agreement, except to the extent such Losses result from the negligence or willful misconduct of Epimmune. In the event a party entitled to indemnification under this Section 8.1.1 seeks indemnification hereunder, it shall inform IDM of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit IDM to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of
IDM) in the defense of the claim.

            8.1.2 Epimmune hereby agrees to save, defend, indemnify and hold harmless IDM and its respective officers, directors, employees, consultants and agents from and against any and all Losses to which any of them may become subject as a result of any claim, demand, action or proceeding by any Third Party to the extent such Losses arise out of (i) a breach by Epimmune of any of its representations and warranties contained in Article 9, (ii) any material breach by Epimmune of this Agreement, or (iii) the gross negligence or willful misconduct of Epimmune or its Affiliates in performance of this Agreement, except to the extent such Losses result from the negligence or willful misconduct of IDM. In the event a party entitled to indemnification under this Section 8.1.2 seeks indemnification hereunder, it shall inform Epimmune of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Epimmune to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Epimmune) in the defense of the claim.

                                    ARTICLE 9
                         REPRESENTATIONS AND WARRANTIES

      9.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each Party hereby represents and warrants to the other Party as follows:

            9.1.1 Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

            9.1.2 Such Party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

            9.1.3 As of the Effective Date, the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and
(b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

      9.2 REPRESENTATIONS AND WARRANTIES OF EPIMMUNE. Epimmune represents and warrants to IDM as of the Effective Date that, to its knowledge it is the sole and exclusive owner or licensee of the Licensed Technology in the Field of Use, and it has the right to grant the License hereunder.

      9.3 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 10
                                   TERMINATION

      10.1 TERM. The term of this Agreement shall commence of the Effective Date and, unless earlier terminated pursuant to Section 10.2, 10.3 or 10.4, shall expire on a Licensed Product-by-Licensed Product and country-by-country basis on the date which is the later of (a) [...***...] from the first sale of the applicabLE Licensed Product in the applicable country, or (b) the [...***...] of the Licensed Patent Rights, in such country.


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      10.2 TERMINATION FOR CAUSE. Except as otherwise provided in Article 11, either Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party if the other Party has not cured such breach within [...***...] after written notice thereof by the non-breaching Party.

      10.3 BANKRUPTCY. In the event of the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party's debts which are not dismissed within [...***...], or upon such Party's making an assignment for the benefit of creditors, or upon such Party's dissolution, winding up or ceasing to do business, the other Party shall have the right to terminate this Agreement upon written notice to such Party.

      10.4 TERMINATION BY IDM. By providing written notice to Epimmune at least [...***...] before the occurrence of any of the following events with respect to any Licensed Product developed by IDM or its Affiliates or Sublicensees, IDM may terminate this Agreement provided that such terminate right shall occur only once and upon the first occurrence of such milestone event for the first Licensed Product for which such milestone is achieved: [...***...].

      10.5 EFFECT OF EXPIRATION OR TERMINATION. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 1, 4, 6, 8, and 12 and Sections 2.4.2, 7.1, 9.3, and 10.5 shall survive the expiration or termination of this Agreement. Within 30 days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession.

                                   ARTICLE 11
                                  FORCE MAJEURE

      Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than failure or delay in making any payment when due) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other Party.

                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered personally, by facsimile (and promptly confirmed by personal delivery, United States first class mail or courier), United States first class mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the


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addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Epimmune:     Epimmune Inc.
                    5820 Nancy Ridge Drive
                    San Diego, CA 92121
                    United States

                    Attention:  Vice President, Business Development
                    Telephone:  (858) 860-2500
                    Facsimile:  (858) 860-2600

with a copy to:     Cooley Godward LLP
                    4365 Executive Drive, Suite 1100
                    San Diego, CA 92121
                    Attention:  L. Kay Chandler, Esq.
                    Telephone:  (858) 550-6000
                    Facsimile:  (858) 453-3555

If to IDM:          Immuno-Designed Molecules S.A.
                    172 rue de Charonne
                    75011 Paris, France
                    Attn:    President & CEO
                    Telephone:  33 (0) 140090411
                    Facsimile:  33 (0) 140090425

      12.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

      12.3 DISPUTE RESOLUTION/ARBITRATION. If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof (but not as to the enforceability or validity or interpretation of any claims within the Licensed Patent Rights), and the Parties cannot resolve the dispute within [...***...] of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within [...***...] after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association (the "AAA") relating to voluntary arbitrations in San Diego, California. The arbitration shall be conducted by one arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who will be selected by mutual agreement of the Parties or, failing such agreement, shall be selected in accordance with the AAA rules. Each Party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing Party in any such arbitration shall be entitled to recover from the other Party reasonable attorneys' fees, costs and expenses incurred by such prevailing Party in connection with such arbitration. The decision of the arbitrator shall be final and binding and may be sued on or enforced by the Party in whose favor it runs in any court of competent


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jurisdiction. The arbitrator shall prepare and deliver a written, reasoned opinion conferring its decision within [...***...] following the final arbitration hearing. The Parties agree that thE entire arbitration proceedings shall be completed (including the opinion of the arbitrator) within [...***...] from the date on which such dispute is submitted to arbitration. Notwithstanding the foregoing, either Party shall have the right to pursue an action in a court of competent jurisdiction to obtain injunctive or other equitable remedy, in order to preserve the status quo during the resolution of any dispute under this provision.

      12.4 ASSIGNMENT. Neither Party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party; provided however, that either Party may, without such consent, assign this Agreement and its rights and obligations thereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction; provided further, that, in the event of any such transaction, intellectual property rights of any Person, other than IDM or Epimmune or their Affiliates, that is an acquiring party in such transaction shall not be included in the intellectual property licensed hereunder. Any purported assignment in violation of this Section 12.4 shall be void.

      12.5 WAIVERS AND AMENDMENTS. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties.

      12.6 ENTIRE AGREEMENT. This Agreement (including the appendices) embodies the entire understanding between the Parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

      12.7 SEVERABILITY. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

      12.8 WAIVER. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

      12.9 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

      12.10 INDEPENDENT CONTRACTORS. The relationship between Epimmune and IDM is that of independent contractors. Neither Party has any actual or apparent authority, express or implied, to act on behalf of the other Party or to bind the other Party to any obligations. Neither


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Party shall be deemed to be an agent or servant of the other Party or a partner or venturer with the other Party. Neither Party shall control, or have any right to control, the manner, method and means by which the other Party makes, has made, uses, sells, leases or otherwise provides or markets its products and services.

      12.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Option and License Agreement by their duly authorized representatives as of the date first set forth below.

EPIMMUNE INC.                              IDM IMMUNO-DESIGNED MOLECULES S.A.


By: /s/ Emile Loria                        By: /s/ Jean-Loup Romet-Lemone
   -------------------------------            ----------------------------------

Print Name: Emile Loria                    Print Name: Jean-Loup Romet-Lemone
           -----------------------                    --------------------------

Title:President & CEO                      Title: President & CEO
      ----------------------------                ------------------------------


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                                   APPENDIX A

                                   [...***...]





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                                   APPENDIX B

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                                   APPENDIX C

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                                   APPENDIX D

                                   [...***...]





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                                   APPENDIX E

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